UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
                             (AMENDMENT NO. ______)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

     Securities Act Rule 801 (Rights Offering)                         |_|
     Securities Act Rule 802 (Exchange Offer)                          |X|
     Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)               |_|
     Exchange Act Rule 14d-1(c) (Third Party Tender Offer)             |_|
     Exchange Act Rule 14e-2(d) (Subject Company Response)             |_|

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) |_|

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

                    Kabushiki Kaisha Fujitsu Business Systems
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                            (Name of Subject Company)

                          Fujitsu Business Systems Ltd.
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      (Translation of Subject Company's Name into English (if applicable))

                                      Japan
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        (Jurisdiction of Subject Company's Incorporation or Organization)

                                 Fujitsu Limited
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                       (Name of Person(s) Furnishing Form)

                                  Common Stock
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                     (Title of Class of Subject Securities)

                                      N / A
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              (CUSIP Number of Class of Securities (if applicable))

                               Yoshitomi Kuwabara
                      Manager of Corporate Affairs Division
                          Fujitsu Business Systems Ltd.
             7-27, Koraku 1-chome, Bunkyo-ku, Tokyo 112-8572, Japan
                           (Telephone +81-3-5804-8111)
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            (Name, Address (including zip code) and Telephone Number
        (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

                                  June 8, 2009
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                  (Date Tender Offer/Rights Offering Commenced)

                  PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

      (a) See Exhibit 1.

      (b) Not applicable.

Item 2. Informational Legends

      Included in the document attached hereto as Exhibit 1.

        PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

      (1) Not applicable.

      (2) Not applicable.

      (3) Not applicable.

                    PART III - CONSENT TO SERVICE OF PROCESS

      (1) Form F-X filed concurrently with the Commission on June 9, 2009.

      (2) Not applicable.

                              PART IV - SIGNATURES

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               /s/ Shunsuke Suzuki
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                                   (Signature)

                                 Shunsuke Suzuki
               Senior Director, Legal Division, Corporate Affairs
                    Shareholder Relations & Governance Group
                                 Fujitsu Limited
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                                (Name and Title)

                                  June 9, 2009
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                                     (Date)


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